Exhibit 4.1

AMENDMENT TO PROMISSORY NOTE

Issued October 27, 2021

THIS AMENDMENT TO PROMISSORY NOTE (the “Amendment”) is made as of April 27, 2022 (the “Effective Date”), by and between Talos Victory Fund, LLC, a Delaware limited liability company (the “Holder”) and Wetouch Technology Inc. a Nevada corporation (the “Company,” with the Holder, each individually referred to herein as a “Party” and together as the “Parties”).

WHEREAS, the Parties entered into a Securities Purchase Agreement dated as of October 27, 2021, pursuant to which the Company issued to the Holder a convertible promissory note in the principal amount of $250,000 (the “Note”);

WHEREAS, the Parties have agreed to extend the number of days the Company shall have in order to cause the Registration Statement to become effective pursuant to Section 3.19 of the Note, in consideration for repayment by the Company to the Holder of $25,000 in Principal Amount of the Note (“Extension Repayment”) for each 30 day extension. For such Extension Repayment, the Parties agree that Section 1.9 of Note shall not apply;

WHEREAS, as of the Effective Date, the Company has made $25,000 in Extension Repayment to the Holder; and

WHEREAS, Holder and the Company desire to amend the Note as set forth herein.

NOW, THEREFORE, for other good and valuable consideration, the parties hereto hereby agree as follows:

1. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Note.

2. Section 3.19 of the Note is hereby deleted in its entirety and the following provision shall be inserted in place thereof:

“3.19 Registration Statement Failures. The Borrower fails to (i) file a registration statement covering the Holder’s resale at prevailing market prices (and not fixed prices) of all of the Common Stock (the “Registration Statement”) underlying the Note and Warrant within sixty (60) calendar days following the Issue Date, (ii) cause the Registration Statement to become effective within one hundred fifty (150) calendar days following the Issue Date, subject to any Extension as defined herein, (iii) cause the Registration Statement to remain effective until the Note is extinguished in its entirety and the Warrant is exercised in the entirety, (iv) comply with the provisions of the Registration Rights Agreement in all material respects, or (v) immediately amend the Registration Statement or file a new Registration Statement (and cause such Registration Statement to become effective as provided in the Registration Rights Agreement) if there are no longer sufficient shares registered under the initial Registration Statement for the Holder’s resale at prevailing market prices (and not fixed prices) of all of the Common Stock underlying the Note and Warrant. Notwithstanding anything to the contrary herein, the Company shall have the right to extend the one hundred fifty (150) calendar days indicated in Section 3.19(ii) above with notice and repayment on or before the 25th of each month to the Holder of $25,000 in Principal Amount of the Note (“Extension Repayment”) for each 30 day extension (“Extension”), up to the Maturity Date (with the understanding that the extension period of the last possible Extension hereunder shall end on the Maturity Date). Each Extension Repayment shall be applied as prepayment of the Principle Amount first and accrued interest second, and Section 1.9 of Note shall not apply to any Extension Repayment.”

3. Except as specifically amended hereby, the Note shall remain in full force and effect and all other terms of the Note shall remain unchanged. To the extent any provision of the Note is inconsistent with this Amendment, this Amendment shall control.

(Signature Page to Follow)

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:
Wetouch Technology Inc.

/s/ Zongyi Lian
Name:	Zongyi Lian
Title:	Chief Executive Officer

Agreed to and accepted by
HOLDER: Talos Victory Fund, LLC

/s/ Thomas Silverman
Name:	Thomas Silverman
Title:	Member

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